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                         BRIGGS & STRATTON CORPORATION

                                 EXHIBIT NO. 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                                                Fiscal Year Ended
                                                   --------------------------------------------
                                                   June 28, 1998   June 29, 1997  June 30, 1996
                                                   -------------   -------------  -------------
Net income                                            $ 70,645        $ 61,565        $ 92,412

Add:
  Interest                                              19,352           9,880          10,069

  Income tax expense and other taxes on income          42,500          37,740          56,640

  Fixed charges of unconsolidated subsidiaries             510             668             574
                                                      --------        --------        --------
        Earnings as defined                           $133,007        $109,853        $159,695
                                                      ========        ========        ========

Interest                                              $ 19,352        $  9,880        $ 10,069

Fixed charges of unconsolidated subsidiaries               510             668             574
                                                      --------        --------        --------
      Fixed Charges as defined                        $ 19,862        $ 10,548        $ 10,643
                                                      ========        ========        ========

Ratio of earnings to fixed charges                        6.7x           10.4x           15.0x
                                                      ========        ========        ========